Exhibit 10.8

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MASTER DEVELOPMENT,

MANUFACTURING AND SUPPLY AGREEMENT

This Master Development, Manufacturing and Supply Agreement (this “Agreement”), Second Amended and Restated dated as of the 19th day of March, 2003, by and between ENABLE MEDICAL CORPORATION, a Delaware corporation with offices at 6345 Centre Park Drive, West Chester, Ohio 45069 (“Enable”), and ATRICURE, INC., a Delaware corporation with offices at 6033 Schumacher Park Drive, West Chester. Ohio 45069 (“AtriCure”), AtriCure and Enable may be referred to collectively as the “Parties” or individually as a “Party.”

W I T N E S S E T H :

WHEREAS, AtriCure is in the business of developing and manufacturing certain RF atrial ablation generators (the “AtriCure Generators”) and devices; and

WHEREAS, Enable is in the business of providing development, engineering and manufacturing of certain medical devices and other applications; and

WHEREAS, AtriCure wished to engage Enable to (i) provide AtriCure with certain development services with respect to electrosurgical devices for use in conjunction with the AtriCure Generators, and (ii) manufacture for AtriCure its requirements (requirements as outlined in Exhibit A of this agreement) with respect to three electrosurgical devices, and Enable wished to accept such engagement; and

WHEREAS, in order to memorialize the foregoing engagement, AtriCure and Enable entered into a Amended and Restated First Master Development, Manufacturing and Supply Agreement, dated as of October 2, 2002 (“Amended and Restated Agreement”); and

WHEREAS, AtriCure and Enable desire to replace the Amended and Restated Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

Summary of Coverage of Agreement

This Agreement principally covers the following, as more fully set forth below and subject to the terms and conditions set forth below:

1.	Certain development services to be provided by Enable to AtriCure with respect to the electrosurgical devices as set forth in Exhibit A, hereto, (such electrosurgical devices being sometimes hereinafter referred to, collectively, as the “Devices”).

2.	Certain manufacturing services to be provided by Enable to AtriCure with respect to the electrosurgical devices as set forth in Exhibit B hereto.

EMC-ATR Agreement March 24, 2003-2	1

3.	The licensing of certain Enable Technology to AtriCure, of certain AtriCure Technology to Enable, and of certain jointly created technology between the Parties in the Field of Use, which is the therapeutic ablation treatment for cardiac arrhythmia.

4.	The limited use of certain Enable facilities, software, and equipment as set forth below.

Definitions

1.	Field of Use – means the therapeutic ablation treatment for cardiac arrhythmia.

2.	Products – means the Devices and accessories described in Exhibits A and B.

3.	Enable Technology – means that portion of Enable’s intellectual property rights, designs, know-how, trade secrets, patents, patent rights, and/or inventions that it actually utilizes in the provision of its services hereunder.

4.	AtriCure Technology – means the intellectual property rights, designs, know-how, trade secrets, patents, patent rights, inventions and other rights of, used by or claimed by AtriCure to, under or in connection with the AtriCure Generators or the Handpieces.

5.	Product Specifications – means written specifications, technical information, drawings, and quality standards agreed to by both Enable and AtriCure, in writing, relating to the design, development and manufacture of Products.

6.	Point of Shipment – means Enable’s main facility located in West Chester, Ohio.

7.	Joint Technology – means the intellectual property rights, designs, know-how, trade secrets, patents, patent rights, and/or inventions made or conceived on and after January 1, 2002 with material contributions by representatives of both AtriCure and Enable pursuant to this Agreement, exclusive of any Enable Technology or AtriCure Technology.

8.	Saleable Release – means Enable and AtriCure have approved in writing, Product designs and manufacturing processes to produce Devices for commercial distribution.

9.	Concept/Feasibility Phase – means a phase in the product development cycle that is focused or proving the efficacy of device concepts by building prototypes and models for bench testing, animal testing and clinical evaluations.

10.	Year 1 – means February 1, 2003 to January 31, 2004.

11.	Year 2 – means February 1, 2004 to January 31, 2005.

EMC-ATR Agreement March 24, 2003-2	2

Engagement; Collaboration

1.	AtriCure hereby engages Enable, and Enable hereby accepts such engagement, to provide the development and manufacturing services for AtriCure as set forth in, and subject to the terms and conditions of this Agreement.

2.	This Agreement is to become effective as of February 1, 2003 and shall remain in effect until January 31, 2005. This Agreement may be renewed for additional one year periods beyond January 31, 2005 solely upon written agreement by AtriCure and Enable on or before October 30, 2004. All fees, schedules and pricing referred to in this Agreement are for Year 1. Year 2 fees, schedules and pricing will be determined for Year 2 by January 1, 2004 unless noted otherwise.

3.	The provisions of this Agreement supercede any conflicting provisions of any other Agreement between AtriCure and Enable with respect to the subject matter hereof and of any purchase order delivered hereunder. In the event of any conflict between the provisions of this Agreement and the Exhibits hereto, the provisions of this Agreement shall govern and control.

4.	AtriCure hereby represents and warrants that it owns or has the rights to use all of the AtriCure Technology and that the same does not infringe any rights of any third party.

5.	Enable hereby represents and warrants that it owns or has the rights to use all of the Enable Technology and that the same does not infringe any rights of any third party.

6.	Notwithstanding anything herein to the contrary, (i) AtriCure hereby acknowledges that it has no ownership interest in, and shall not by virtue of this Agreement be deemed to have or obtain any ownership interest in, the Enable Technology or any portion(s) thereof or any improvements thereto, all of which shall be and remain the property of Enable and (ii) Enable hereby acknowledges that it has no ownership interest in, and shall not by virtue of this Agreement be deemed to have or obtain any ownership interest in, the AtriCure Technology or any portion(s) thereof or any improvements thereto, all of which shall be and remain the property of AtriCure.

7.	Subject to the terms, conditions and limitations set forth herein, each Party shall have an undivided one-half interest in all Joint Technology only outside of the Field of Use. Notwithstanding the joint ownership of the Joint Technology outside of the Field of Use, and except as may be expressly set forth in this Agreement, neither Party shall have the obligation to account to the other Party for any further development, distribution, commercialization or other use of the Joint Technology outside of the Field of Use.

8.

Within the field of Use Enable agrees to and hereby does grant to AtriCure a perpetual, world-wide, royalty-free, irrevocable, exclusive, transferable license to make, have made, manufacture, modify, offer for sale, sell and use any and all of

EMC-ATR Agreement March 24, 2003-2	3

the Joint Technology contributed or owned by Enable. Further, within the Field of Use Enable agrees that it may not: (a) use the Joint Technology for any purpose other than as contemplated by this Agreement; (b) exploit the Joint Technology for the benefit of any person or entity other than AtriCure; or (c) license or otherwise transfer any of its rights to the Joint Technology in any manner which is inconsistent with the terms of this Agreement.

9.	During the term of this Agreement, AtriCure hereby grants Enable a world-wide, royalty-free, non-exclusive, non-transferable license to use and make the AtriCure Technology as necessary or appropriate for Enable to perform its services hereunder.

10.	During the term of this Agreement, Enable hereby grants to AtriCure a world-wide, royalty-free, irrevocable, exclusive, transferable license to make, have made, manufacture, offer for sale, sell and use the Enable Technology solely in the Field of Use. Upon the termination or expiration of this Agreement, unless this Agreement shall have been terminated by Enable as a result of an uncured material breach by AtriCure, the foregoing license shall automatically and without any further action required by any Party, become perpetual in the Field of Use.

11.	Each Party hereby agrees to promptly take such further actions and execute and deliver such further instruments and documents as may be necessary or appropriate to more fully effectuate the transactions provided for in this Agreement.

12.	Each Party hereby represents and warrants to the other Party that it is not under any obligation, restriction or limitation, contractual or otherwise, to or in favor of any other individual or entity, which would in any way prohibit or impede it from entering into or performing its duties and responsibilities hereunder.

13.	Each Party shall cooperate to facilitate the other Party’s performance of all of its services hereunder.

14.	The provisions of paragraphs 3., 4., 5., 6. 7., 8., 10., 11., 12. above and this paragraph 14, shall survive the expiration or termination of this Agreement.

15.

ENABLE, for itself and on behalf of its shareholders and affiliates, agrees that ATRICURE shall be entitled to rights of first refusal over any proposed sale or assignment of any controlling interest in the shares of ENABLE or any proposed sale, assignment or license of any of its material assets. In the event that at any during the term, ENABLE, its affiliates or shareholders shall propose to enter into any binding commitment for the sale of a controlling interest in the share capital of ENABLE or for the sale, assignment or license of any material assets of ENABLE (a “Proposed Transaction”), then ENABLE shall notify ATRICURE of its intention to enter into such Proposed Transaction and shall advise ATRICURE of the material terms and conditions of such Proposed Transaction. ATRICURE shall have a period of sixty (60) days from the date of

EMC-ATR Agreement March 24, 2003-2	4

receipt of any notice of a Proposed Transaction from ENABLE to exercise its rights under this agreement to acquire such controlling interest in ENABLE or material assets of ENABLE on substantially the same terms as the Proposed Transaction. In the event that ATRICURE shall not elect to exercise its rights of first refusal under this agreement with respect to a Proposed Transaction, then ENABLE shall be entitled to complete the Proposed Transaction with a party other than ATRICURE on substantially the same terms as were described to ATRICURE in the notice of the Proposed Transaction delivered by ENABLE.

Development Services

1.	Development services include the following Enable capabilities:

(a)	Building of prototypes and functional models.

(b)	Design engineering and CAD support.

(c)	Design and building of custom manufacturing equipment, fixtures, tooling, and gages.

(d)	Validation of manufacturing processes.

(e)	Research, start-up, and qualification of supplier processes.

(f)	Mechanical and electrical testing of materials.

2.	Enable shall provide the development services for the Products as required under Exhibits A, hereto, and during Year 1, AtriCure shall pay Enable a monthly fee of $96,000 (such monthly fee being sometimes hereinafter referred to as a “Capitalized term”) for such product development services. The capitalized term applies to development services as supplied by Enable employees and on-site contractors for the total monthly hours, as set forth in Exhibit C.

3.	Enable shall provide development services for new device concepts that are in the Concept/Feasibility Phase. Such services are included in the capitalized term and the scope of such services shall not be extended beyond the Concept/Feasibility phase for those Devices not set forth in Exhibit A.

4.	Enable shall be granted the right of first refusal to develop AtriCure disposable devices for Saleable Release during the term of this agreement, except under change of control, products which are outside the scope of Enables core competencies, and the 25% of hand piece purchases which are undetermined in year two of the agreement as referenced in the Manufacturing and Supply Section, page 6 paragraph 5.

5.	AtriCure shall reimburse Enable for the following costs that are not inclusive to the capitalized term. Costs shall not exceed $[*] for Year 1 of the agreement.

(a)	Hourly employee time charged to the projects, as set forth in exhibit A, prior to Saleable release, will be invoiced at the rates set forth in Exhibit D.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC-ATR Agreement March 24, 2003-2	5

(b)	Salary exempt and non-exempt employee time charged to the projects that exceed the total monthly hours as set forth in exhibit C, will be invoiced at the rates set forth in Exhibit D.

(c)	AtriCure Product Development shall pre-approve all billable overtime.

6.	AtriCure shall reimburse Enable for the following costs that are incurred during the completion of development services. Costs shall not exceed $[*] for Year 1 of the agreement. Enable will invoice AtriCure at actual plus any shipping and handling charges.

(a)	Prior to Saleable Release, all materials, finished components, and indirect manufacturing materials used to qualify manufacturing processes, validate product designs, and qualify supplier processes.

(b)	Materials and outside services used by Enable to design, prototype, build, install and qualify manufacturing equipment, fixtures, and gages.

7.	AtriCure total cost for all referenced and planned projects, that are directly reimbursed to Enable under paragraphs 5. and 6., excluding the fixed “Capitalized term” fee, shall not exceed a total cost of $[*] during the Year 1 of this agreement.

8.	AtriCure will be responsible for, at its own cost and expense:

(a)	Tooling, gages, and fixtures used in the manufacture of components and subassemblies that reside at suppliers other than Enable.

(b)	Off-the-shelf assembly and inspection equipment that supports the manufacture of AtriCure products, as set forth in Exhibit B.

(c)	Items classified under paragraphs (a) and (b) are budgeted not to exceed $[*] during Year 1 of the agreement.

9.	Enable will do everything within reasonable means to complete development services to meet AtriCure project milestones. Enable will notify AtriCure if requests for development services conflict or exceed Enable’s engineering capacity to complete services by requested due dates.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC-ATR Agreement March 24, 2003-2	6

11.	AtriCure will be responsible, at its own cost and expense, for the development, testing, maintenance and content of the Product Specifications for the Products.

12.	AtriCure will be responsible for, at its own cost and expense (except as described in clause (k) below):

(a)	Design and development of the Products, except for those service described by paragraph 1.

(b)	Clinical testing of prototypes of Products, except for those service described by paragraph 1.

(c)	Attaining the domestic regulatory approvals, and any foreign regulatory approvals, required to test, market, sell and, if applicable, export, each Product.

(d)	Attaining CE Mark.

(e)	The ongoing warehousing of finished Product.

(f)	The content of labeling, packaging, warranty documentation, instructions for use, shipping, and traccability of Product to customers and retailers.

(g)	The start-up and validation of any sterilization vendor for AtriCure Devices.

(h)	The annual re-validation and/or certification of sterilization processes for AtriCure Devices.

(i)	The filing, prosecution, maintenance, and enforcement of any and all patent applications and patents covering all or any portion of the AtriCure Technology, and in certain circumstances as set forth in paragraph 11 below, the Joint Technology.

(j)	The worldwide marketing, sales and distribution of Products under programs to the extent established by AtriCure.

(k)	Cooperating with Enable in the enforcement of intellectual property rights owned by Enable in the Enable Technology, as such effect the Products or Joint Technology in the Field of Use, provided that all expenses, including without limitation, legal and witness fees and related costs thereof, are paid or reimbursed by Enable.

9.	Included in development services and covered under the capitalized term, Enable will:

(a)	Assist AtriCure with the design and development of Products.

EMC-ATR Agreement March 24, 2003-2	7

(b)	Assist AtriCure with the domestic regulatory approvals as required to market each Product.

(c)	Assist AtriCure with the clinical testing of prototypes of Products.

(d)	File, prosecute, maintain, and enforce patent applications and patents covering Enable Technology and in certain circumstance as set forth in paragraph 11 below, the Joint Technology.

(e)	Cooperate with AtriCure in the filing of patents and the enforcement of AtriCure Technology and Joint Technology, provided that all expenses, including without limitation, legal and witness fees and related costs thereof, are paid or reimbursed by AtriCure.

10.	Capitalized term payments are due the 15th day of each month. Terms of payment for development services, not included in the Capitalized term, and materials are net thirty (30) days.

11.	AtriCure shall have the exclusive first right to file an application for patent protection of any Joint Technology. In the event that: (i) AtriCure has either not filed an application for patent protection with respect to a particular piece of Joint Technology in at least one jurisdiction or has not notified Enable in writing of AtriCure’s intent to so file; and (ii) the allowable time to file such an application in the United States will expire within sixty (60) calendar days, pursuant to applicable law, then Enable shall have the exclusive right to file a patent application with respect to such Joint Technology by giving AtriCure written notice of Enable’s intent. The Parties shall reasonably cooperate with each other in these activities, including the preparation and filing of assignment documents that identify both Parties as assignees of the relevant Joint Technology. The Party which has filed a Joint Technology patent (the “Filing Party”) shall have primary responsibility for the maintenance of such patent with the applicable government patent office or agency, including the payment of all associated fees to such office or agency. During and from time to time after the prosecution of any such patent, the Filing Party shall send to the other Party a copy of all notifications and correspondence from the applicable government patent office or agency with respect to such patent. Such notifications shall include but not be limited to schedules of anticipated maintenance and related payments. In the event the Filing Party does not desire to continue the patent prosecution process with respect to any such patent or does not make, or states in writing that it does not intend to make, any required payment with respect to the filing process or maintenance of such patent (in either case, the “Abandoned Patent”) (and, in such event, such Party shall be deemed the “Abandoning Party” for purposes of this paragraph), the other Party may continue the prosecution process and make all required payments for such patent. In such event, the Abandoning Party will assign and does hereby irrevocably assign to the other Party all right, title and interest in and to the Abandoned Patent.

EMC-ATR Agreement March 24, 2003-2	8

10.	AtriCure and Enable will conduct project meetings to review milestones, deliverables, and priorities.

12.	AtriCure shall have an exclusive right of first refusal to enforce the Joint Technology. In the event that AtriCure does not send written notice of AtriCure’s intent to enforce a particular piece of Joint Technology within thirty (30) calendar days of AtriCure’s having notice of the need for such enforcement (the “AtriCure Notice Period”), Enable shall have the exclusive right to bring such an enforcement action. Such exclusive right of Enable shall expire unless Enable shall have commenced an enforcement action within thirty (30) calendar days after the AtriCure Notice Period. Each Party agrees to and hereby grants the other Party its consent to bring such enforcement actions consistent with this paragraph 8. In the event such consent is unreasonably withheld or delayed each Party (the “Appointing Party”) hereby irrevocably designates and appoints the other Party (the “Designated Party”) as the Appointing Party’s agent and attorney-in-fact, to act for and in the Appointing Party’s behalf and stead, for the limited purpose of executing and filing any such document and doing all other lawfully permitted acts to further enforcement of Joint Technology with the same force and effect as if executed and delivered by the Appointing Party. To the extent that either Party elects to enforce any Joint Technology and the other Party has expenses (including attorneys’ fees) as a result of such enforcement, the Party enforcing such Joint Technology shall pay all such expenses for the other Party. The Party which has elected to enforce the Joint Technology shall be entitled to recover all of its costs of enforcement, including those paid on behalf of the other Party, from any monetary judgment awarded to it or settlement reached pursuant to such enforcement.

13.	The provisions of paragraphs 11. and 12. above and this paragraph 13. shall survive the expiration or termination of this Agreement.

Manufacturing and Supply

1.	Enable shall manufacture all Products strictly in accordance with the Product Specifications applicable to such Products. Enable shall promptly notify AtriCure in writing of any suggested changes to the Product Specifications or any validated changes to the manufacturing process prior to shipment of the Products.

2.	On or before the thirtieth (30th) day preceding the beginning of each calendar quarter, AtriCure will provide Enable with a rolling four (4) quarter forecast of the volume of Products to be purchased by AtriCure during such quarter and the three (3) next successive calendar quarters. Such forecast may not reflect for any quarter an increase or decrease in the volume of Products to be purchased (on a Product-by-Product basis) of more than [*]% from the immediately preceding forecast. Nevertheless, Enable may, at its option, determine to use its commercially reasonable efforts to supply any forecast which does exceed such [*]% threshold, in which case any added cost or expense incurred in connection shall be borne by AtriCure. The forecast for the quarter following the quarter in which notice is given shall specify requested delivery dates and quantities to be delivered on such dates.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC-ATR Agreement March 24, 2003-2	9

3.	On the thirtieth (30th) day preceding the beginning of each calendar quarter, such forecast shall become firm (i.e., become and be deemed a binding purchase order) for such quarter for the quantities of Products set forth in the latest forecast given by AtriCure to Enable hereunder.

4.	Enable agrees to ship via AtriCure’s reasonably designated carrier. AtriCure may specify individual delivery dates and quantities following these guidelines; (a) AtriCure may not make any applicable adjustments to any delivery date within sixty (60) days of such delivery date without Enable’s prior written approval, (b) AtriCure may not accelerate any delivery date by more than thirty (30) days from the original date without Enable’s prior written approval, and (c) AtriCure may increase scheduled delivery quantities (subject to the other provisions of this Agreement) only upon forty-five (45) days’ prior written notice, or with shorter notice with Enable’s prior written approval. Nevertheless, Enable may, at its option, determine to use its commercially reasonable efforts to deliver Products timely if a request is made for a shorter period, with any added cost or expense incurred in connection therewith to be borne by AtriCure.

5.	AtriCure shall purchase all of its requirements outlined in Exhibit A for disposable devices only from Enable during Year 1 of this Agreement. AtriCure agrees to purchase a minimum of 75% of the total hand-piece volume of Saleable Release disposable devices from Enable during Year 2 of the agreement.

6.	AtriCure shall be obligated to purchase Products at the volume-based prices set forth in Exhibit B for the first 8 mouths of Year 1. Product prices will be recalculated to reflect actual manufacturing costs and adjusted volumes in the 8th month of Year 1 and every 6 months thereafter for the term of the Agreement. Any change in pricing will be effective in the month following the price adjustments. Pricing cannot increase more than [*] ([*]%) percent at each review cycle without mutual agreement between Enable and AtriCure. Selling prices will target Enable maintaining a [*]% gross profit margin.

7.	Products will be shipped directly from the sterilizer to AtriCure and will be quarantined by AtriCure until inspected and released by Enable. AtriCure shall provide adequate controls to prevent tampering or damage to Products waiting inspection. Products will be deemed released when the certificate of conformance and invoice are delivered to AtriCure. At the time of release, title and risk of loss shall pass to AtriCure.

8.	The per-unit price, exclusive of all taxes, duties, imports, costs, charges (including shipping and insurance charges) and expenses of any nature and regardless of by which jurisdiction imposed or by which entity charged, to be paid by AtriCure for the Products that are delivered by Enable are set forth opposite the respective Products on Exhibit B hereto. Such prices shall be the total price charged by Enable to AtriCure (including shipping and insurance charges for Products shipped from Enable to the sterilizer and from the sterilizer to AtriCure) and shall remain firm and unchanged during the term of this Agreement, except as may be

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC-ATR Agreement March 24, 2003-2	10

mutually agreed upon by the Parties in writing. AtriCure shall also pay any and all sales or similar taxes, if any (other than taxes imposed on Enable’s net income), and all duties and shipping charges incurred, in the sale and delivery of Products to AtriCure. Enable agrees to reasonably cooperate in obtaining any applicable resale or other exemptions for sales or similar taxes applicable to the sale and delivery of Products by Enable to AtriCure hereunder.

9.	Equipment, tooling and fixtures that are solely funded hereunder by AtriCure and used for the manufacture of the Devices will be the sole property of AtriCure.

10.	Equipment, tooling and fixtures that are solely funded by Enable or owned by Enable prior to January 1, 2002 and used for the manufacture of the Devices will be the sole property of Enable.

11.	Enable shall submit an invoice to AtriCure with each released shipment of Products ordered by AtriCure, Each invoice shall be due and payable net thirty (30) days from the date of invoice of Products from Enable.

12.	AtriCure undertakes to begin the regular commercial sale of the Products as soon as commercially reasonable and thereafter, during the term of this Agreement, to use reasonable commercial efforts to continue such production and sale diligently.

13.	AtriCure shall be responsible for handling and processing any and all customer complaints.

14.	The provisions of paragraphs 9., 10., 13., and this paragraph 14. shall survive the expiration or termination of this Agreement.

15.	Product design changes that increase manufacturing costs, after Saleable Release, will be added to the selling price for product produced after implementation. All costs associated with such product design changes, including tooling, equipment, fixtures, gages, documentation, validation, administrative support, and materials, will be AtriCure’s responsibility.

16.	All manufacturing process changes must be approved by AtriCure. Any changes that reduce the manufacturing costs and have been paid for by AtriCure and result in lower manufacturing costs will be included in the selling price. Any changes that reduce manufacturing costs and have been funded by Enable will not be included in the selling price. Any changes jointly funded by AtriCure and Enable will be shared by both companies.

17.	Enable shall maintain compliance with the US FDA Quality System Regulations and EN/ISO 13485 or EN/ISO 13488. Enable shall retain the required quality records related to these standards to demonstrate compliance of the development and manufacture of AtriCure products to these standards. AtriCure shall receive copies of any correspondence with outside regulatory agencies that might affect AtriCure regulatory status.

EMC-ATR Agreement March 24, 2003-2	11

18.	Enable shall establish and follow failure analysis and corrective/preventative action procedures for AtriCure returned products and complaints. Enable shall provide written corrective/preventative action response to returned products and complaints within 30 days. A service or a complaint record will accompany any required product returned to AtriCure. Events that are deemed by AtriCure to require a medical device report to the US FDA or an incident report under the European or Canadian Medical Device Vigilance System will be investigated by Enable and a report made to AtriCure within 72 hours of receipt by Enable of the reported event to allow AtriCure to respond the proper regulatory agencies.

19.	Enable is responsible for developing a Device History Record for each batch of AtriCure product and to maintain component inspection and trace-ability records.

20.	AtriCure and Enable will identify [he key Device Master Record documents and Enable will be required to forward copies of all changes to the identified DMR documents to AtriCure. In addition, changes to the following documents require approval in writing by AtriCure prior to Enable implementation: device specifications and device labeling (including Instructions For Use).

21.	Prior to transfer to manufacturing of any new product or process, AtriCure and Enable may jointly develop and release an acceptance test procedure for use by either company.

22.	Enable shall provide documents and/or reports as referenced in AtriCure internal design control procedure to AtriCure for regulatory purposes.

23.	Enable shall allow reasonable access to AtriCure, AtriCure notified body and the US FDA lo facilities and records to conduct an audit or other reasonable business purpose. Others will be allowed access for auditing purposes if mutually agreed to by AtriCure and Enable. AtriCure shall be allowed to audit at a frequency of not less than once per year. Enable shall provide written corrective action response to AtriCure within 30 days of notification of findings.

24.	AtriCure shall notify Enable 6 months prior to ceasing distribution of any Saleable Release Device. AtriCure shall reimburse Enable for all materials in inventory, in-process, and/or at suppliers that cannot be built into Saleable devices as a result of the stoppage of production. AtriCure shall reimburse Enable for all outstanding orders that cannot be closed or reconciled prior to the ceasing of production.

Use of Certain Enable Facilities, Software, and Equipment

1.	During the term of this Agreement, AtriCure shall have the following limited use of certain Enable facilities and equipment therefor: one AtriCure employee shall be granted reasonable non-exclusive access during normal business hours (provided that the same does not interfere with the conduct of Enable’s business) to:

(a)	80 square feet of cubicle office space;

EMC-ATR Agreement March 24, 2003-2	12

(b)	One workbench in the model shop area; and

(c)	Use of model shop equipment.

Warranties, Limitations of Liability, Indemnification

1.	Enable hereby represents and warrants that each Product sold by Enable to AtriCure hereunder shall: (i) be in accordance with the Product Specifications; and (ii) not have any defects in materials or workmanship for a period equal to the shelf life of the product, starting the date that Enable ships such Product to AtriCure. Upon written notification and receipt of a defective Product during the aforementioned warranty period, Enable’s obligation shall be limited to the repair or replacement of the defective Product at no cost to Atricure or any Atricure customer.

2.	EXCEPT AS EXPRESSLY OTHERWISE SET FORTH HEREIN, ENABLE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE ENABLE TECHNOLOGY, OR ANY SERVICES, GOODS OR DEVELOPMENTS TO BE PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR DESCRIPTION, OR THE ABSENCE OF INFRINGEMENT UPON ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF, PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR OTHER MONETARY LOSS, EVEN IF THE FIRST PARTY IS ADVISED IN WRITING IN ADVANCE BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY’S LIABILITY FOR DAMAGES TO THE OTHER PARTY FOR ANY CAUSE OR CAUSES OF ACTION WHATSOEVER (EXCLUDING ANY CAUSE OF ACTION ARISING FROM A THIRD PARTY CLAIM), AND REGARDLESS OF FORM, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL IN NO EVENT EXCEED $100,000.

3.

AtriCure shall defend, indemnify and hold harmless Enable from and against any and all losses, damages, liabilities, settlements, costs and expenses (including attorneys’ fees, expenses of other professionals and amounts owed or paid as indemnification obligations to third parties, including shareholders) as incurred,

EMC-ATR Agreement March 24, 2003-2	13

from third party claims arising out of or resulting from: (i) the Product Specifications; (ii) product liability arising out of the Products (except in the event such product liability is a result of any action on the part of Enable, excluding any such action taken pursuant to AtriCure’s specific instruction); (iii) intellectual property infringement or misappropriation arising out of the Atricure Technology and any contributions made by AtriCure to the Joint Technology; and (iv) failure of AtriCure to conduct sales and shipment of the Products in accordance with all applicable law (except for any such failure which arises out of any breach or misrepresentation by Enable hereunder).

4.	Enable shall defend, indemnify and hold harmless AtriCure from and against any and all losses, damages, liabilities, settlements, costs and expenses (including attorneys’ fees, expenses of other professionals and amounts owed or paid as indemnification obligations to third parties, including shareholders) as incurred, from third party claims arising out of or resulting from: (i) performing its obligations not in accordance with the Product Specifications; (ii) product liability arising out of any Product attributable to any action on the part of Enable (except in the event such product liability is a result of action taken pursuant to AtriCure’s specific instruction); (iii) intellectual property infringement or misappropriation arising out of the Enable Technology or any contributions made by Enable to the Joint Technology; and (iv) breach of the Product warranties given by Enable under paragraph 1. above.

5.	Neither Party as the indemnifying Party (the “Indemnitor”) shall have any obligation under paragraphs 3, and 4, above to the extent any claim results from: (i) any use of the Indemnitor’s contribution in breach of this Agreement; or (ii) any alteration or modification of the Indemnitor’s contribution hereunder not provided or authorized in writing by the Indemnitor, if the claim would not have arisen but for such alteration or modification.

6.

Each Party entitled to indemnification hereunder (the “Indemnitee”) shall give prompt notice (the “Indemnity Notice”) to the Indemnitor of the institution of any claims, actions, audits, investigations, suits, proceedings or demands at any time instituted or made, in connection with which the Indemnitee would be, or would be reasonably likely to be, entitled to claim indemnification under Sections 3 and 4 above from the Indemnitor. The Indemnitor shall, at its option within fifteen (15) days after receiving the Indemnity Notice and at its own cost and expense, have full authority to defend, adjust, compromise or settle any such claim, action, suit, proceeding or demand, in the name of the Indemnitee or otherwise as the Indemnitor shall elect; provided, however, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitee, which shall not unreasonably be withheld. As to any claim the defense of which has been assumed by the Indemnitor, (i) the Indemnitee shall cooperate fully in such defense as and to the extent reasonably requested by the Indemnitor (such cooperation shall include the retention and, upon the Indemnitor’s request, the provision to the Indemnitor of records and information which are reasonably relevant to such claim or demand and making

EMC-ATR Agreement March 24, 2003-2	14

employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder) and (ii) the Indemnitor shall not, subsequent to such assumption, be liable for any costs and expenses (including attorneys’ fees) incurred by the Indemnitee. As to any claim the defense of which has been assumed by the Indemnitee, (i) the Indemnitor shall cooperate fully in such defense as and to the extent reasonably requested by the Indemnitee (such cooperation shall include the retention and, upon the Indemnitee’s request, the provision to the Indemnitee of records and information which are reasonably relevant to such claim or demand and making employees available on a mutually convenient basis lo provide additional information and explanation of any material provided hereunder) and (ii) the Indemnitor shall, subsequent to such assumption, be liable for any costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnitee.

7.	The provisions of paragraphs 1. through 6. above and this paragraph 7, shall survive the expiration or termination of this Agreement.

Confidentiality

1.	Each Party agrees to keep confidential and not disclose to any third party any of the confidential or proprietary information of the other Party (i) which has not been disclosed publicly by the disclosing Party, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but the receiving Party knows or has reason to know that such information became a matter of public knowledge through an unauthorized disclosure. The terms “confidential or proprietary information” shall include all information the unauthorized disclosure or use of which would reduce the value of such information to the disclosing Party including, without limitation, the disclosing Party’s trade secrets, know-how, intellectual property rights, technology, practices and processes.

2.	Neither Party shall use confidential or proprietary information of the other Party for any purpose other than the purposes specified in this Agreement.

3.	Each Party may disclose confidential or proprietary information of the other Party to its employees and bona fide agents, provided that the receiving Party shall remain liable for any unauthorized disclosures by its employees and bona fide agents of the disclosing Party’s confidential or proprietary information.

4.	Upon the written request of the disclosing Party, the receiving Party shall return all tangible materials, records and documents (including those that are electronically stored) that contain confidential or proprietary information of the disclosing Party.

5.

Each Party acknowledges that any breach by it of its obligations set forth in paragraphs 1. through 4. above will result in irreparable injury to the other Party for which money damages could not adequately compensate. In the event of a

EMC-ATR Agreement March 24, 2003-2	15

breach by the receiving Party of any such obligations, the disclosing Party shall be entitled, in addition to all other rights and remedies which it may have at law or in equity, to seek an injunction by any competent court enjoining and restraining the receiving Party and all other persons involved therein from continuing such breach.

6.	The provisions of paragraphs 1, through 5, above and this paragraph 6, shall survive the expiration or termination of this Agreement.

Force Majeure

Neither Party shall be held to be in breach or default of any of its obligations under this Agreement, or liable for any loss, damages or delay, if and to the extent caused by any acts of war, terrorism, government or military acts, orders or restrictions, flood, fire, earthquake, strikes, lockouts or other labor disputes, failure of suppliers, acts of God or any other cause beyond its reasonable control, provided that any such delay shall be for the shortest period of time practicable.

Notice of Breach

Each Party shall provide prior written notice to the other Party of any claimed breach or default hereunder, whereupon the Party alleged to be in breach or default shall be afforded a thirty (30) day opportunity to cure. In the event that either Party has not cured a material breach in such thirty (30) day period, the other Party shall be entitled to terminate this Agreement immediately upon written notice.

Independent Contractor Status

The Parties agree that the relationship between Enable and AtriCure is that of independent contractors. No joint venture, partnership, relationship of principal and agent, employer and employee or other similar relationship is formed by this Agreement, and neither Party shall have any authority to bind the other.

Assignment; Binding Effect

This Agreement and the rights and obligations of the Parties are personal in nature and may not be assigned without the other Party’s prior written consent, except (i) in connection with a sale or transfer of all or substantially all of the business or assets of the assigning Party pertaining to the subject matter hereof, whether by merger, reorganization, acquisition, sale of assets or otherwise, and (ii) nothing herein shall operate to prevent or limit Enable from subcontracting out any of its obligations hereunder provided that Enable remains responsible for the fulfillment of its obligations as provided herein. Any attempted or purported assignment in violation of the foregoing shall be deemed null and void and without effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and

EMC-ATR Agreement March 24, 2003-2	16

their respective successors and permitted assigns. This paragraph shall survive the expiration or termination of this Agreement.

Governing Law; Dispute Resolution

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely therein (without giving effect to its conflict of laws rules). In the event of a claim or dispute between the Parties to this Agreement, the Parties agree to promptly meet and confer with the goal of settling such dispute or claim. If the Parties are unable to reach an amicable agreement concerning such dispute or claim within thirty (30) days, the Parties agree to submit the matter to binding arbitration, in the State of Ohio, by and in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that nothing in this paragraph shall prevent either Party from seeking injunctive or other equitable relief by any competent court to which such Party may be entitled hereunder or under applicable law. This paragraph shall survive the expiration or termination of this Agreement.

Entire Agreement

This Agreement (inclusive of the Exhibits hereto) constitutes the entire understanding and agreement between the Parties respecting the subject matter hereof, and there are no representations, warranties or commitments which may be relied upon by either Party with respect thereto except as specifically set forth in this Agreement. This Agreement (inclusive of the Exhibits hereto) supersedes any and all prior or contemporaneous agreements, commitments, representations, writings, and discussions between AtriCure and Enable, whether oral or written, with respect to the subject matter hereof, including without limitation, First Amended and Restated Agreement. This Agreement (inclusive of the Exhibits hereto) may be modified, amended or terminated only by an instrument in writing executed by all of the Parties. This paragraph shall survive the expiration or termination of this Agreement.

Notices

Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when delivered by prepaid, registered or certified mail, return receipt requested, personal delivery, or by nationally recognized, prepaid, receipted overnight courier (such as FedEx). This paragraph shall survive the expiration or termination of this Agreement.

Savings Clause

Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, the provision or provisions so affected shall be conformed automatically and to the extent possible to the law or determination in

EMC-ATR Agreement March 24, 2003-2	17

question, and in all events the remaining provisions of this Agreement shall continue in full force and effect. This paragraph shall survive the expiration or termination of this Agreement.

Counterparts

This Agreement may be executed in counterparts and by facsimile signatures, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

No Waiver

The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect or limit the full rights to require such performance at any time thereafter. The waiver by either Party of a breach of any provision hereof shall not be taken, construed or held to be a waiver of any breach thereafter or of any other provision hereof. Any and all waivers hereunder must be in writing, signed by the Party against whom waiver is sought.

[remainder of page intentionally left blank]

EMC-ATR Agreement March 24, 2003-2	18

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the first date written above.

ATRICURE, INC.		ENABLE MEDICAL CORPORATION

By:	/s/ David Drachman	By:	/s/ Jon Sherman
	David Drachman		Jon Sherman
	President and Chief Executive Officer		Vice President of Engineering

- and -

		By:	/s/ Gregory Drach
Gregory Drach
Chief Operating Officer

EMC-ATR Agreement March 24, 2003-2	19

EXHIBIT A

Projects

The following projects will be Saleable Release Devices and are included in the development services Capitalized term:

1.	LHP2 Device – with enhanced electrode configuration.

2.	LHP3 Device – product extension of LHP2 device with longer jaws and wider jaw opening.

3.	Bipolar Ablating Forcep – new product concept, intended to resemble a standard bipolar forcep with proprietary features added.

The following projects are included in the Capitalized term, up to and including the Concept/Feasibility Phase of development:

1.	Prototypes to support a standalone treatment approach.

EMC-ATR Agreement March 24, 2003-2	20

EXHIBIT B

Manufactured Products and Pricing Schedule

1.	The following devices will be manufactured by Enable during Year 1 of this agreement:

1.	LHP2 Handpiece, with and/or without enhanced electrode configuration

2.	LHP3 Handpiece

3.	Bipolar Ablating Forcep

2.	Selling Prices for quarterly volumes of LHP2 devices are based on Enable maintaining a [*]% gross profit margin.

Quarterly Volume of at Least x Devices[1]	Selling Price per Device at Given Volume[2]
≤900	$	[	*]
1050	$	[	*]
1200	$	[	*]
1350	$	[	*]
1500	$	[	*]
1650	$	[	*]
1800	$	[	*]
1950	$	[	*]
2100	$	[	*]
2250	$	[	*]
2400	$	[	*]

[1]	Quarterly volumes include demonstration units built to LHP2 requirements but exclude special engineering builds.

[2]	Selling prices apply to demonstration units built to LHP2 requirements but exclude special engineering builds.

Additional Terms:

1.	Selling prices for LHP3 and Bipolar Ablating Forcep device have not been determined and are not included in this agreement. At the time of setting selling prices, Enable will set the selling based upon quarterly volume that includes a [*]% gross profit margin.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC-ATR Agreement March 24, 2003-2	21

EXHIBIT C

Enable Employees included in Capitalized term with Monthly Total Hours

The following employees have been calculated into the Capitalized term for the total monthly hours listed. These hours represent the maximum amount of time that is included in the Capitalized term and the minimum amount of time that each employee will spend supporting AtriCure projects. Time charged to AtriCure projects, as set forth in Exhibit A, that exceed the total monthly hours listed below, will be billed at the rates set forth in Exhibit D.

First Name	Last Name	% of Total Working Hours per Month[1]	Total Monthly Hours based on 20 Working Days per Month
[*]	[*]	50%	80
[*]	[*]	100%	160
[*]	[*]	10%	16
[*]	[*]	100%	160
[*]	[*]	100%	160
[*]	[*]	100%	160
[*]	[*]	100%	160
[*]	[*]	100%	160
[*]	[*]	60%	96
[*]	[*]	50%	80
[*]	[*]	25%	40
[*]	[*]	100%	160

[1]	Assumes 8 hours per day and Monday through Friday. Excludes Saturday, Sunday and Enable recognized or paid holidays.

Any Enable employee not listed above is not included in the Capitalized term, except replacement employees.

If for any reason, an employee or contractor from the aforementioned list is terminated, voluntarily or involuntarily, Enable will do everything possible to replace the employee with a permanent employee, temporary employee, or an independent contractor, with the same skill sets, in the shortest amount of time.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC-ATR Agreement March 24, 2003-2	22

EXHIBIT D

Billing Rates

The following billing rates will be applied to hours not included in the Capitalized term for Year 1. Billing rates for Year 2 will be increased by [*]%.

First Name	Last Name	Billing Rate
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]**	OT: $[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
[*]	[*]	$[*]/hr
Mfg	Engineer	$[*]/hr
Director	Quality/Operations	$[*]/hr
Indirect	Mfg and Quality**	ST: $[*]/hr* OT: $[*]/hr*
Production	Associates**	ST: $[*]/hr* OT: $[*]/hr*

*	Billing rates are fully burdened.

**	Non-exempt employee.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC-ATR Agreement March 24, 2003-2	23